EXHIBIT 7

                               TERMS FOR PROPOSED
                               INVESTMENT BY DURUS
                                       IN
                                   AKSYS, LTD.


         This Term Sheet summarizes, solely for negotiation purposes, the principal terms of an investment by Durus Life Sciences Master Fund Ltd. ("Durus") and/or other persons or entities designated by Durus (Durus and such other persons or entities collectively, the "Investors") in Aksys, Ltd., a Delaware corporation ("Aksys" or the "Company").

         In consideration of the time and expense devoted and to be devoted by the Investors with respect to this investment, the Confidentiality and Expenses provisions of this Term Sheet shall be binding obligations of the parties hereto whether or not the investment is consummated. Except as set forth in the preceding sentence, no other legally binding obligations will be created unless and until definitive agreements are executed and delivered by all parties. Until execution and delivery of such definitive agreements, the parties hereto shall have the absolute right to terminate all negotiations for any reason without liability therefor, except with respect to Confidentiality and Expenses as provided above.

         This Term Sheet is not a commitment to invest, and is conditioned on the completion of due diligence, legal review and documentation that is satisfactory to the Investors.

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INVESTMENT AMOUNT           Cash:  $5 million at initial Closing plus a commitment for an additional $5 million after the closing pursuant to a line of credit as described further below.

                            Additional Cash:  Option, in the sole discretion of the Investors, to invest additional $15 million after the initial Closing.

                            Other: Surrender of the existing $15.8 million aggregate principal amount of outstanding Aksys subordinated promissory notes held by Durus (the
                            "Outstanding Notes") at the initial Closing.

SECURITIES OFFERED          In consideration of the surrender of $5 million principal amount of
                            Outstanding Notes and cash in the amount of $1,000, Aksys shall issue to the
                            Investors shares of Convertible Preferred Stock with a liquidation preference of $5 million (the "Preferred Shares"), which shares shall be convertible into shares of Aksys Common Stock ("Common Shares") at a conversion price of
                            $1.00 per share (the "Conversion Price"), together with Warrants to purchase
                            5,000,000 additional Common Shares at a price of $1.10 per share (the
                            "Warrants" and together with the Preferred Shares, the "Units").  The
                            Warrants will have a five year term.

                            In consideration of the surrender of $10.9 million principal amount of
                            Outstanding Notes and additional cash in the amount of $5 million, Aksys shall issue to the Investors $15.8 million

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                            principal amount of Aksys senior secured notes (the "New Notes" and together with the Units, the "Securities ). Durus shall also establish an additional $5 million of an available standby credit facility pursuant to a secured line of credit such that Aksys will have a committed borrowing ability under the line of credit in the event that Aksys is not able to raise additional proceeds of $5 million from other sources of financing during 2006. Such standby facility commitment will be reduced by the amount of any proceeds that Aksys is able to raise from other sources during 2006 and shall be subject to other customary terms and conditions for a revolving credit facility.

                            If, as contemplated above, the Investors exercise the option to make an additional investment in Aksys in an amount up to $15 million, such investment shall be in consideration of additional Units consisting of
                            Preferred Shares and Warrants on the same terms and conditions as the Units acquired as part of the initial investment.

                            The rights, preferences and privileges of the Preferred Shares and the terms of the New Notes and the Warrants shall be subject to additional terms as mutually agreed to by Aksys and the Investors.

PRESS RELEASES              Press releases and marketing materials concerning the Company shall be subject to approval by the Durus designees on the Board (each as defined below) except where not practicable if immediate disclosure is required under applicable law.

CAPITALIZATION OF COMPANY   This term sheet is based upon there being 32,177,574  Common Shares issued and outstanding. The Company shall cause amendments to its Certificate of
                            Incorporation and Bylaws as and to the extent required to authorize the issuance of the Preferred Shares and the additional Common Shares contemplated by this term sheet and to effect the other transactions contemplated hereby.

INVESTORS                   Durus and/or other persons or entities designated by Durus to participate in the investment.

USE OF PROCEEDS             Following the closing, exclusively to fund business operating plans approved by the Durus designees and the Board of Directors.

DOCUMENTATION               Counsel to the Investors will prepare documentation for all of the transactions contemplated by this Term Sheet. Such documentation shall include other terms and conditions customary

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                            for transactions of the type contemplated by this Term Sheet.

EXISTING DURUS INVESTMENT   Durus will determine the appropriate timing for distribution or sale of its existing investments in Common Shares of the Company.

CLOSING DATE                The initial closing shall occur as soon as practicable following the
                            Company's acceptance of this Term Sheet and satisfaction of the conditions to the closing provided in the definitive agreements (the "Closing").

                            INVESTORS RIGHTS AGREEMENT

REGISTRATION                The Company shall use its reasonable best efforts to cause the Securities
                            (including any Common Shares issuable upon conversion, exercise or exchange of the Securities) to be registered for resale, and to have such registration made effective, within 90 days of the Closing, and remain effective for the term of the Warrants.  Registration expenses will be borne by the Company including reasonable fees and expenses of one special counsel to the participating Investors.

BOARD MATTERS               The Board of Directors will consist of 7 members.  Four Durus designees will be appointed as directors and one or more Durus designees shall be entitled to serve on each committee of the Board of Directors including the Audit
                            Committee except to the extent limited by applicable law.  Durus will use its best efforts to have all of its Board designees identified and disclosed to
                            Aksys in advance of the Closing.

BOARD COMPOSITION           Currently, the Board of Directors consists of 6 members and at the Closing the size of the Board shall be expanded to 7 members and the Durus designees will be appointed to the Board of Directors. Thereafter, Durus shall continue to have the right to appoint such designees to the Board of
                            Directors and the Company shall cause such designees to be nominated for election to the Board of Directors until such time as Durus no longer beneficially owns in the aggregate at least 5% of the Company's outstanding
                            Common Shares.


                            SECURITIES PURCHASE AGREEMENT

REPRESENTATIONS,            Standard representations, warranties and covenants by the

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WARRANTIES  AND COVENANTS   Company as well as other specific provisions to be agreed upon by the parties.
                            Investors to have a right of first refusal on sale of the Company.

CONDITIONS TO CLOSING       Closing subject to customary conditions including without
                            limitation:

                               o      Negotiation of definitive legal documents in form and substance satisfactory to Durus in its sole discretion;
                               o      Satisfactory completion of legal, financial, business, tax, intellectual property and other due diligence by the Investors in their sole discretion;
                               o      Perfection of security interest in all assets of Company including intellectual property as security for the New Notes;
                               o      Applicable regulatory and third party approvals, waivers and consents including any required stockholder approvals, exemptions from
                                      Nasdaq listing requirements, etc.; and
                               o      Approval by the Company's Board of Directors.

EXPENSES                    At the initial Closing and each subsequent closing, the Company will reimburse the reasonable fees and expenses of the Investors in connection with their due diligence, legal review and documentation.

                            OTHER MATTERS

CONFIDENTIALITY             The parties shall discuss and agree upon any public disclosure regarding the transactions contemplated herein.

RIGHTS PLAN                 The Company will terminate its existing Rights Agreement and other restrictive covenants concerning the Investors, including under the
                            Settlement Agreement and Registration Rights Agreement.

EXPIRATION                  This Term Sheet shall expire on March 10, 2006 if not agreed to and accepted by Aksys by such date.

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EXECUTED THIS 10th DAY OF March, 2006.


DURUS LIFE SCIENCES MASTER FUND LTD.


By: /s/Leslie L. Lake
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Name: Leslie L. Lake
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Title: Director
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AGREED TO AND ACCEPTED BY:

AKSYS LTD.


By: /s/ William C. Dow
    ----------------------------------------------

Name: William C. Dow
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Title: President & CEO
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Date:  10 March 2006
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